As filed with the Securities and Exchange Commission on November 4, 2022
Registration No. 333 -_______
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
A-MARK PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	11-2464169 (I.R.S. Employer Identification Number)
2121 Rosecrans Ave., Suite 6300 El Segundo, CA 90245
(Address, including zip code, of registrant’s principal executive offices)
A-Mark Precious Metals, Inc. 2014 Stock Award and Incentive Plan, As Amended and Restated (Full Title of the Plan)
Carol Meltzer Executive Vice President, General Counsel and Secretary A-Mark Precious Metals, Inc. 2121 Rosecrans Ave., Suite 6300 El Segundo, CA 90245 (310) 587-1477
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ] Accelerated filer [x]

Non-accelerated filer [ ] Smaller reporting company [ ] Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

This Registration Statement on Form S-8 registers the offer and sale of shares of Common Stock of A-Mark Precious Metals, Inc. (“A-Mark”) under the A-Mark 2014 Stock Award and Incentive Plan, as amended and restated (the “2014 Plan”). These are securities of the same class as other securities as to which A-Mark previously filed Registration Statement on Form S-8 (File No. 333-218071) (the “2017 Form S-8”) and Registration Statement on Form S-8 (File No. 333-238111 (the “2020 Form S-8” and, with the 2017 Form S-8, the “Prior Form S-8s”) with the Securities and Exchange Commission (the “Commission”) on May 18, 2017 and May 8, 2020, respectively.

This Registration Statement is submitted in accordance with General Instruction E to Form S-8. Pursuant to General Instruction E of Form S-8, the contents of the Prior Form S-8s are incorporated herein by reference and made part of this Registration Statement, except to the extent that (i) information provided in the 2020 Form S-8 updated and superseded the information in the 2017 Form S-8 and (ii) information provided in this Registration Statement updates and supersedes the information in the Prior Form S-8s.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered hereby has been passed upon for the Company by Carol Meltzer, Esq., Executive Vice President, General Counsel, Secretary and a Director of the Company. As of November 4, 2022, Ms. Meltzer owned 22,000 shares of Company Common Stock directly and stock options that are exercisable or in the future may become exercisable for 20,000 shares of Company Common Stock.

Item 6. Indemnification.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, or the DGCL, grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article Seventh of the Company’s Amended and Restated Certificate of Incorporation provides that, except as otherwise provided by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article Eighth of the Company’s Amended and Restated Certificate of Incorporation provides that the Company, to the maximum extent permitted under the DGCL, shall indemnify any current or former director or officer of the Company against all liability, claims, damages, costs and loss suffered and expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement or otherwise incurred (and not otherwise recovered) in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan). However, this provision does not require the Company to indemnify any person in connection with any proceeding initiated by or on behalf of that person unless the action was authorized by the Board of Directors. A person seeking this indemnification will be deemed to have met the standard of conduct required for such indemnification unless the contrary is established by a final, non-appealable judgment. The Company is required to advance and pay expenses incurred to an indemnified person in the investigation, preparation to defend or defense of or otherwise participating in any proceeding in advance of the final disposition of such proceeding, if the person provides an unsecured written undertaking to repay such amounts if it is ultimately determined that the person is not entitled to indemnification and provides adequate documentation reflecting such expenses. Article Eighth does not prohibit the Company from providing indemnification to employees and agents, if so determined by the Board of Directors, to the same extent as provided on a mandatory basis to directors and officers of the Company.

Article 5 of the Company’s Bylaws provides for mandatory indemnification (including advancement of expenses) of directors and officers on terms parallel to those in Article Eighth of the Amended and Restated Certificate of Incorporation, except that Article 5 provides for mandatory indemnification of an indemnified person who is or was serving at the Company’s request as a director, officer, employee, member of the governing body, general partner, member, or agent or fiduciary of, or in any other capacity for, another corporation, partnership, joint venture, trust or other enterprise.

Item 8. Exhibits.

Exhibit

Number Description

4.1

Amended and Restated Certificate of Incorporation of A-Mark Precious Metals, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Amendment No. 2 to Registration Statement on Form S-1, as amended, filed with the Commission on January 31, 2014 (Registration No. 333-192260).

4.2

Form of Amended and Restated Bylaws of A-Mark Precious Metals, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on November 1, 2022.

5	Opinion of Carol Meltzer, Esq.*
23.1	Consent of Carol Meltzer, Esq. (included in the opinion filed as Exhibit 5 to this Registration Statement).*
23.2	Consent of Grant Thornton LLP, an independent registered public accounting firm.*
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).*
107	Calculation of Filing Fee Tables*

________________________________

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, California, on November 4, 2022.

A-MARK PRECIOUS METALS, INC.

By:	/s/ Gregory N. Roberts
Name:	Gregory N. Roberts
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of A-Mark Precious Metals, Inc.. hereby constitutes and appoints Gregory N. Roberts, Carol Meltzer, Thor Gjerdrum and Jeffrey D. Benjamin, and each of them, his or her true and lawful attorney-in-fact and agent, for and in his or her name, place and stead, in any and all capacities, to sign this registration Statement on Form S-8 under the Securities Act of 1933, including post-effective amendments and other related documents, and to file the same with the Securities and Exchange Commission under said Act, hereby granting power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated.

Signatures	Title(s)	Date

/s/ Gregory N. Roberts	Chief Executive Officer and Director	November 4, 2022
Gregory N. Roberts	(Principal Executive Officer)

/s/ Jeffrey D. Benjamin	Director	November 4, 2022
Jeffrey Benjamin	(Chairman of the board of directors)

/s/ Kathleen Simpson-Taylor	Chief Financial Officer	November 4, 2022
Kathleen Simpson-Taylor	(Principal Financial Officer and Principal Accounting Officer)

/s/ Carol Meltzer	Director	November 4, 2022
Carol Meltzer

/s/ Ellis Landau	Director	November 4, 2022
Ellis Landau

/s/ Beverley Lepine	Director	November 4, 2022
Beverley Lepine

/s/ John U. Moorhead	Director	November 4, 2022
John U. Moorhead

/s/ Jess M. Ravich	Director	November 4, 2022
Jess M. Ravich

/s/ Monique Sanchez	Director	November 4, 2022
Monique Sanchez

/s/ Kendall Saville	Director	November 4, 2022
Kendall Saville

/s/ Michael R. Wittmeyer	Director	November 4, 2022
Michael R. Wittmeyer